EX 99.1

Atlantic Coastal Acquisition Corp. Receives Notification of Deficiency from Nasdaq Related to Delayed Quarterly Report on Form 10-Q

NEW YORK, N.Y. – May 26, 2023 – Atlantic Coastal Acquisition Corp. (NASDAQ: ACAH) (the “Company”), a special purpose acquisition corporation, announced that it had previously received written notification (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) on May 24, 2023 that, because the Company had not yet filed its Quarterly Report on Form 10-Q for the three month period ended March 31, 2023 (the “10-Q”) with the Securities and Exchange Commission (“SEC”), the Company was not in compliance with Nasdaq’s continued listing requirements under Nasdaq Listing Rule 5250(c)(1). The Notice has no immediate effect on the listing of the Company’s securities on Nasdaq. The Notice states that the Company has 60 calendar days from the date of the Notice to provide Nasdaq with a specific plan to achieve and sustain compliance. On May 25, 2023, the Company filed the 10-Q.

About Atlantic Coastal Acquisition Corp.

Atlantic Coastal Acquisition Corp. (NASDAQ: ACAH) is a special purpose acquisition company. On March 8, 2021, Atlantic Coastal announced the closing of its IPO and listing on Nasdaq. The Atlantic Coastal team is led by Chairman and CEO Shahraab Ahmad, President and Director Burt Jordan, and CSO Director Tony Eisenberg. For more information, please visit www.atlantic-coastal.com.

Forward-Looking Statements

This press release may contain statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s 10-K filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.